Exhibit 99.1
REXFORD INDUSTRIAL ANNOUNCES SECOND QUARTER 2022 FINANCIAL RESULTS

Los Angeles, California - July 20, 2022 - Rexford Industrial Realty, Inc. (the “Company” or “Rexford Industrial”) (NYSE: REXR), a real estate investment trust (“REIT”) focused on creating value by investing in and operating industrial properties within Southern California infill markets, today announced financial and operating results for the second quarter of 2022.

Second Quarter 2022 Financial and Operational Highlights:
•Net income attributable to common stockholders of $36.1 million, or $0.22 per diluted share, as compared to $20.6 million, or $0.15 per diluted share, for the prior year quarter.
•Company share of Core FFO of $81.7 million, an increase of 54.7% as compared to the prior year quarter.
•Company share of Core FFO per diluted share of $0.49, an increase of 25.6% as compared to the prior year quarter.
•Consolidated Portfolio Net Operating Income (NOI) of $113.6 million, an increase of 42.5% as compared to the prior year quarter.
•Same Property Portfolio NOI increased 7.0% and Same Property Portfolio Cash NOI increased 10.1% as compared to the prior year quarter.
•99.1% Average Same Property Portfolio occupancy.
•Comparable rental rates on 1.4 million rentable square feet of new and renewal leases increased by 83.0% compared to prior rents on a GAAP basis and by 61.5% on a cash basis.
•Acquired 18 properties for an aggregate purchase price of $598.9 million.
•Issued a total of 6.0 million shares of common stock for total net proceeds of $419.4 million.
•Ended the quarter with a low-leverage balance sheet measured by a net debt-to-enterprise value ratio of 13.5%.

“Our team’s performance through the first half of 2022 demonstrates the strength of our entrepreneurial business model focused on value creation within the infill Southern California industrial market, the world's fourth largest and our nation’s highest-demand, lowest vacancy industrial market. Tenant demand continues to exceed supply with overall infill Southern California market vacancy estimated at 0.8%,” stated Michael Frankel and Howard Schwimmer, Co-Chief Executive Officers of the Company. “In the second quarter we grew Core FFO by 26% on a per share basis compared to the prior year, driven by Core FFO growth of 55% and consolidated NOI growth of 43%. Our team executed 1.4 million square feet of leasing activity at record releasing spreads of 83% and 62%, on a GAAP and cash basis, respectively, and we completed the quarter with average Same Property occupancy at 99.1%. We completed $599 million of investments in the quarter plus an additional $587 million subsequent to quarter end, bringing our year-to-date total to $1.6 billion. Looking ahead, we have over $500 million of additional investments under contract or accepted offer plus a deep range of accretive internal growth initiatives under-way. We continue to maintain our investment grade, fortress-like balance sheet with a net debt-to-enterprise value ratio of 13.5%, positioning the Company to enable significant value creation for our shareholders.”

Financial Results:

The Company reported net income attributable to common stockholders for the second quarter of $36.1 million, or $0.22 per diluted share, compared to $20.6 million, or $0.15 per diluted share, for the prior year quarter. The net income for the prior year quarter includes $2.8 million of gains on sale of real estate. There was no sale of real estate during the current quarter. For the six months ended June 30, 2022, net income attributable to common stockholders was $80.0 million, or $0.49 per diluted share, compared to $45.4 million, or $0.34 per diluted share for the prior year. The net income for the six months ended June 30, 2022 includes $8.5 million of gains on sale of real estate, as compared to $13.6 million for the prior year.

The Company reported Core FFO for the second quarter of $81.7 million, representing a 54.7% increase compared to $52.8 million for the prior year quarter. The Company reported Core FFO of $0.49 per diluted share, representing an increase of 25.6% compared to $0.39 per diluted share for the prior year quarter. For the six months ended June 30, 2022, Core FFO was $158.3 million, representing a 56.5% increase compared to $101.2 million for the prior year. For the six months ended June 30, 2022, the Company reported Core FFO of $0.97 per diluted share, representing an increase of 27.6% compared to $0.76 per diluted share for the prior year.

In the second quarter, the Company’s consolidated portfolio NOI on a GAAP and Cash basis increased 42.5% and 38.6%, respectively, compared to the prior year quarter. For the six months ended June 30, 2022, the Company’s consolidated portfolio NOI on a GAAP and Cash basis increased 41.7% and 38.1%, respectively, compared to the prior year.

In the second quarter, the Company’s Same Property Portfolio NOI increased 7.0% compared to the prior year quarter, driven by an 8.0% increase in Same Property Portfolio rental income and an 11.0% increase in Same Property Portfolio expenses. Same Property Portfolio Cash NOI increased 10.1% compared to the prior year quarter. When adjusted for the impact of short-term rent deferral agreements executed in response to the COVID-19 pandemic, Same Property Portfolio Cash NOI increased 10.5% compared to the prior year quarter.

For the six months ended June 30, 2022, the Company’s Same Property Portfolio NOI increased 7.5% compared to the prior year, driven by an 8.5% increase in Same Property Portfolio rental income and an 11.6% increase in Same Property Portfolio expenses. Same Property Portfolio Cash NOI increased 10.9% compared to the prior year. When adjusted for the impact of short-term rent deferral agreements executed in response to the COVID-19 pandemic, Same Property Portfolio Cash NOI increased 11.4% compared to the prior year.

Operating Results:

Second quarter 2022 leasing activity demonstrates strong tenant demand fundamentals within Rexford Industrial’s target Southern California infill markets:

	Q2-2022 Leasing Activity
			Releasing Spreads
	# of Leases Executed	SF of Leasing	GAAP	Cash
New Leases	36	649,099	107.6%	76.6%
Renewal Leases	70	745,840	73.0%	55.3%
Total Leases	106	1,394,939	83.0%	61.5%

At June 30, 2022, the Company’s Same Property Portfolio occupancy was 98.9%. Average Same Property Portfolio occupancy for the second quarter 2022 was 99.1%. At June 30, 2022, the Company’s consolidated portfolio, excluding value-add repositioning assets, was 98.2% occupied and 98.3% leased, and the Company’s consolidated portfolio, including value-add repositioning assets, was 95.2% occupied and 95.9% leased.

Transaction Activity:

During the second quarter of 2022, the Company completed 18 acquisitions with 1.4 million square feet of buildings on 85.5 acres of land, including 15 acres of land for near term redevelopment, for an aggregate purchase price of $598.9 million. These investments are projected to generate a weighted average unlevered initial yield of 2.5% and an estimated stabilized yield on total investment of 5.1%. Second quarter acquisitions included one UPREIT transaction, whereby the Company issued 954,000 operating partnership units representing $56.2 million of purchase price value.

Subsequent to the second quarter of 2022, the Company completed five acquisitions with 1.4 million square feet of buildings on 65.2 acres of land, for an aggregate purchase price of $587.4 million. Year to date, the Company has completed 37 acquisitions with 4.3 million square feet of buildings on 233.0 acres of land, including 28 acres of land for near term redevelopment, for an aggregate purchase price of $1.6 billion. In aggregate, these investments are projected to generate a weighted average unlevered initial yield of 2.9% and an estimated stabilized yield on total investment of 4.6%.
During the second quarter of 2022, the Company stabilized one repositioning project with 62,607 square feet and $19.5 million of total investment at a 6.9% unlevered stabilized yield. Year to date, the Company has stabilized two repositioning/redevelopment projects with 173,867 square feet and $36.9 million of total investment at a 6.8% unlevered stabilized yield.

Balance Sheet:
The Company ended the second quarter with $1.5 billion in liquidity, including $34.3 million in cash on hand, $875.0 million available under its unsecured revolving credit facility and an estimated $552.1 million of forward equity proceeds available for settlement to occur before the third quarter of 2023. As of June 30, 2022, the Company had $1.7 billion of outstanding debt, with an average interest rate of 2.7% and an average term-to-maturity of 6.8 years.

On May 26, 2022, the Company amended its senior unsecured credit agreement to increase the borrowing capacity of its unsecured revolving credit facility to $1.0 billion from $700 million and to add a $300 million unsecured term loan facility. The proceeds from the $300 million term loan were used to repay the Company’s $150 million term loan due in 2025, terminate the associated swap, partially pay down outstanding borrowings under the unsecured revolving credit facility and for general corporate purposes. The maturity date of the unsecured revolving credit facility is May 26, 2026 (with two extensions options of six months each) and the maturity date of the term loan facility is May 26, 2027.

On May 27, 2022, the Company renewed its at-the-market program (“ATM program”) to include $1.0 billion of capacity with the option to offer shares on a forward basis.

During the second quarter, the Company executed on its prior and renewed ATM programs, selling 12,002,480 shares of common stock subject to forward sale agreements at an average price of 62.55 per share for a gross value of $750.8 million. On June 29, 2022, the Company partially settled these forward equity sale agreements and outstanding forward equity sale agreement from the prior quarter by issuing 5,967,783 shares of common stock for net proceeds of $419.4 million.

As of June 30, 2022, the $1.0 billion ATM program had approximately $536.5 million of remaining capacity.

Subsequent to the second quarter of 2022, the Company amended its senior unsecured credit agreement to add a $400 million unsecured term loan with a maturity date of July 19, 2024 (with two extensions options of one year each). Proceeds from the $400 million term loan were used to fund acquisitions closed subsequent to quarter end, reduce outstanding borrowings under the unsecured revolving credit facility and for general corporate purposes.

Dividends:

On July 18, 2022, the Company’s Board of Directors declared a dividend in the amount of $0.315 per share for the third quarter of 2022, payable in cash on October 15, 2022, to common stockholders and common unit holders of record as of September 30, 2022.

On July 18, 2022, the Company’s Board of Directors declared a quarterly dividend of $0.367188 per share of its Series B Cumulative Redeemable Preferred Stock and a quarterly dividend of $0.351563 per share of its Series C Cumulative Redeemable Preferred Stock, in each case, payable in cash on September 30, 2022, to preferred stockholders of record as of September 15, 2022.

Guidance

The Company is revising its full year 2022 guidance as indicated below. The Core FFO guidance refers only to the
Company’s in-place portfolio as of July 20, 2022, and does not include any assumptions for other acquisitions, dispositions or related balance sheet activities that have not closed. Please refer to the Company’s supplemental information package for a complete list of guidance and 2022 Guidance Rollforward.

2022 Outlook (1)	Q2’22 Updated Guidance	Q1’22 Guidance
Net Income Attributable to Common Stockholders per diluted share	$0.84 - $0.87	$0.79 - $0.83
Company share of Core FFO per diluted share	$1.87 - $1.90	$1.84 - $1.88
Same Property Portfolio NOI Growth	5.75% - 6.25%	4.0% - 5.0%
Same Property Portfolio Cash NOI Growth	8.50% - 9.00%	6.75% - 7.75%
Average 2022 Same Property Portfolio Occupancy (Full Year)	98.50% - 98.75%	98.25% - 98.75%
General and Administrative Expenses (2)	$60.5M - $61.5M	$59.0M - $60.0M
Net Interest Expense	$51.0M - $52.0M	$39.0M - $40.0M
(1)2022 Guidance represents the in-place portfolio as of July 20, 2022, and does not include any assumptions for prospective acquisitions, dispositions or related balance sheet activities that have not closed.
(2)2022 General and Administrative expense guidance includes estimated non-cash equity compensation expense of $23.9 million. Non-cash equity compensation includes restricted stock, time-based LTIP units and performance units that are tied to the Company’s overall performance and may or may not be realized based on actual results.

A number of factors could impact the Company’s ability to deliver results in line with its guidance, including, but not limited to, the impact of the ongoing COVID-19 pandemic, interest rates, the economy, the supply and demand of industrial real estate, the availability and terms of financing to the Company or to potential acquirers of real estate and the timing and yields for divestment and investment. There can be no assurance that the Company can achieve such results.

Supplemental Information and Investor Presentation:

The Company’s supplemental financial reporting package as well as an updated investor presentation are available on the Company’s investor relations website at www.ir.rexfordindustrial.com.

Earnings Release, Investor Conference Webcast and Conference Call:

A conference call with senior management will be held on Thursday, July 21, 2022, at 1:00 p.m. Eastern Time.

To participate in the live telephone conference call, please dial 1-877-407-0789 (for domestic callers) or 1-201-689-8562 (for international callers) at least five minutes prior to start time. A webcast of the conference call will also be available in a listen-only mode at ir.rexfordindustrial.com.

Conference call playback will be available through August 21, 2022, and can be accessed by dialing 1-844-512-2921 (for domestic callers) or 1-412-317-6671 (for international callers), using the pass code 13730258.

About Rexford Industrial:

Rexford Industrial creates value by investing in, operating and redeveloping industrial properties throughout infill Southern California, the world's fourth largest industrial market and consistently the highest-demand, lowest supply market in the nation. The Company’s highly differentiated strategy enables internal and external growth opportunities through its proprietary value creation and asset management capabilities. Rexford Industrial’s high-quality, irreplaceable portfolio comprises 335 properties with approximately 40.8 million rentable square feet occupied by a stable and diverse tenant base. Structured as a real estate investment trust (REIT) listed on the New York Stock Exchange under the ticker “REXR,” Rexford Industrial is an S&P MidCap 400 Index member. For more information, please visit www.rexfordindustrial.com

Forward Looking Statements:

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and other filings with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Definitions / Discussion of Non-GAAP Financial Measures:

Funds from Operations (FFO): We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, gains (or losses) from sales of assets incidental to our business, impairment losses of depreciable operating property or assets incidental to our business, real estate related depreciation and amortization (excluding amortization of deferred financing costs and amortization of above/below-market lease intangibles) and after adjustments for unconsolidated joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization, gains and losses from property dispositions, other than temporary impairments of unconsolidated real estate entities, and impairment on our investment in real estate, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of performance used by other REITs, FFO may be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate or interpret FFO in accordance with the NAREIT definition as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity and is not indicative of funds available for our cash needs, including our ability to pay dividends. FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance. A reconciliation of net income, the nearest GAAP equivalent, to FFO is set forth below. “Company Share of FFO” reflects FFO attributable to common stockholders, which excludes amounts allocable to noncontrolling interests, participating securities and preferred stockholders.

Core Funds from Operations (Core FFO): We calculate Core FFO by adjusting FFO to exclude the impact of certain items that we do not consider reflective of our core revenue or expense streams. These adjustments consist of (i) acquisition expenses, (ii) loss on extinguishment of debt, (iii) the amortization of the loss on termination of interest rate swaps and (iv) other amounts as they may occur. Management believes that Core FFO is a useful supplemental measure as it provides a more meaningful and consistent comparison of operating performance and allows investors to more easily compare the Company’s operating results. Because certain of these adjustments have a real economic impact on our financial condition and results from operations, the utility of Core FFO as a measure of our performance is limited. Other REITs may not calculate Core FFO in a consistent manner. Accordingly, our Core FFO may not be comparable to other REITs’ Core FFO. Core FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance. A reconciliation of FFO to Core FFO is set forth below. “Company Share of Core FFO” reflects Core FFO attributable to common stockholders, which excludes amounts allocable to noncontrolling interests, participating securities and preferred stockholders.

Reconciliation of Net Income Attributable to Common Stockholders per Diluted Share Guidance to Company share of Core FFO per Diluted Share Guidance:

The following is a reconciliation of the Company’s 2022 guidance range of net income attributable to common stockholders per diluted share, the most directly comparable forward-looking GAAP financial measure, to Company share of Core FFO per diluted share.

	2022 Estimate
	Low	High
Net income attributable to common stockholders	$0.84	$0.87
Company share of depreciation and amortization	1.08	1.08
Company share of gains on sale of real estate	(0.05)	(0.05)
Company share of Core FFO	$1.87	$1.90

Net Operating Income (NOI): NOI is a non-GAAP measure, which includes the revenue and expense directly attributable to our real estate properties. NOI is calculated as rental income from real estate operations less property expenses (before interest expense, depreciation and amortization). We use NOI as a supplemental performance measure because, in excluding real estate depreciation and amortization expense and gains (or losses) from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that NOI will be useful to investors as a basis to compare our operating performance with that of other REITs. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties (all of which have a real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI in a similar manner and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs.

NOI should not be used as a substitute for cash flow from operating activities in accordance with GAAP. We use NOI to help evaluate the performance of the Company as a whole, as well as the performance of our Same Property Portfolio. A calculation of NOI for our Same Property Portfolio, as well as a reconciliation of net income to NOI for our Same Property Portfolio, is set forth below.

Cash NOI: Cash NOI is a non-GAAP measure, which we calculate by adding or subtracting from NOI: (i) fair value lease revenue and (ii) straight-line rent adjustments. We use Cash NOI, together with NOI, as a supplemental performance measure. Cash NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs. Cash NOI should not be used as a substitute for cash flow from operating activities computed in accordance with GAAP. We use Cash NOI to help evaluate the performance of the Company as a whole, as well as the performance of our Same Property Portfolio. A calculation of Cash NOI for our Same Property Portfolio, as well as a reconciliation of net income to Cash NOI for our Same Property Portfolio, is set forth below.

Same Property Portfolio: Our 2022 Same Property Portfolio is a subset of our consolidated portfolio and includes properties that were wholly owned by us for the period from January 1, 2021 through June 30, 2022, and excludes properties that were acquired or sold during the period from January 1, 2021 through June 30, 2022, and properties acquired prior to January 1, 2021, that were classified as current or future repositioning, redevelopment or lease-up during 2021 or 2022 (unless otherwise noted), which we believe significantly affected the properties’ results during the comparative periods. As of June 30, 2022, our 2022 Same Property Portfolio consists of 224 properties aggregating 28,581,635 rentable square feet.

Properties and Space Under Repositioning: Typically defined as properties or units where a significant amount of space is held vacant in order to implement capital improvements that improve the functionality (not including basic refurbishments, i.e., paint and carpet), cash flow and value of that space. A repositioning is generally considered complete once the investment is fully or nearly fully deployed and the property is available for occupancy. We consider a repositioning property to be stabilized at the earlier of the following: (i) upon reaching 90% occupancy or (ii) one year from the date of completion of repositioning construction work.

Net Debt to Enterprise Value: At June 30, 2022, we had consolidated indebtedness of $1.7 billion, reflecting a net debt to enterprise value of approximately 13.5%. Our enterprise value is defined as the sum of the liquidation preference of our outstanding preferred stock and preferred units plus the market value of our common stock excluding shares of nonvested restricted stock, plus the aggregate value of common units not owned by us, plus the value of our net debt.  Our net debt is defined as our consolidated indebtedness less cash and cash equivalents.

Contact:
Investor Relations:
Stephen Swett
424-256-2153 ext 401
investorrelations@rexfordindustrial.com

Rexford Industrial Realty, Inc.
Consolidated Balance Sheets
(In thousands except share data)

	June 30, 2022	December 31, 2021
	(unaudited)
ASSETS
Land	$4,896,343	$4,143,021
Buildings and improvements	2,923,571	2,588,836
Tenant improvements	136,905	127,708
Furniture, fixtures, and equipment	132	132
Construction in progress	90,192	71,375
Total real estate held for investment	8,047,143	6,931,072
Accumulated depreciation	(538,711)	(473,382)
Investments in real estate, net	7,508,432	6,457,690
Cash and cash equivalents	34,317	43,987
Restricted cash	—	11
Rents and other receivables, net	10,382	11,027
Deferred rent receivable, net	75,024	61,511
Deferred leasing costs, net	37,343	32,940
Deferred loan costs, net	5,532	1,961
Acquired lease intangible assets, net	164,764	132,158
Acquired indefinite-lived intangible	5,156	5,156
Other assets	19,513	19,066
Acquisition related deposits	18,475	8,445
Assets associated with real estate held for sale, net	—	7,213
Total Assets	$7,878,938	$6,781,165
LIABILITIES & EQUITY
Liabilities
Notes payable	$1,660,521	$1,399,565
Interest rate swap liability	—	7,482
Accounts payable, accrued expenses and other liabilities	81,742	65,833
Dividends and distributions payable	56,300	40,143
Acquired lease intangible liabilities, net	149,580	127,017
Tenant security deposits	64,436	57,370
Prepaid rents	14,661	15,829
Liabilities associated with real estate held for sale	—	231
Total Liabilities	2,027,240	1,713,470
Equity
Rexford Industrial Realty, Inc. stockholders’ equity
Preferred stock, $0.01 par value per share, 10,050,000 shares authorized:
5.875% series B cumulative redeemable preferred stock, 3,000,000 shares outstanding at June 30, 2022 and December 31, 2021 ($75,000 liquidation preference)	72,443	72,443
5.625% series C cumulative redeemable preferred stock, 3,450,000 shares outstanding at June 30, 2022 and December 31, 2021 ($86,250 liquidation preference)	83,233	83,233
Common Stock,$ 0.01 par value per share, 489,950,000 authorized and 171,064,419 and 160,511,482 shares outstanding at June 30, 2022 and December 31, 2021, respectively	1,711	1,605
Additional paid in capital	5,556,819	4,828,292
Cumulative distributions in excess of earnings	(216,588)	(191,120)
Accumulated other comprehensive loss	(2,974)	(9,874)
Total stockholders’ equity	5,494,644	4,784,579
Noncontrolling interests	357,054	283,116
Total Equity	5,851,698	5,067,695
Total Liabilities and Equity	$7,878,938	$6,781,165

Rexford Industrial Realty, Inc.
Consolidated Statements of Operations
(Unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
REVENUES
Rental income	$148,987	$104,236	$289,575	$203,880
Management and leasing services	130	109	293	214
Interest income	1	15	2	29
TOTAL REVENUES	149,118	104,360	289,870	204,123
OPERATING EXPENSES
Property expenses	35,405	24,555	68,834	48,130
General and administrative	14,863	10,695	29,580	22,175
Depreciation and amortization	46,609	36,228	89,080	71,372
TOTAL OPERATING EXPENSES	96,877	71,478	187,494	141,677
OTHER EXPENSES
Other expenses(1)	295	2	333	31
Interest expense	10,168	9,593	19,851	19,345
TOTAL EXPENSES	107,340	81,073	207,678	161,053
Loss on extinguishment of debt	(877)	—	(877)	—
Gains on sale of real estate	—	2,750	8,486	13,610
NET INCOME	40,901	26,037	89,801	56,680
Less: net income attributable to noncontrolling interests	(2,290)	(1,710)	(4,774)	(3,679)
NET INCOME ATTRIBUTABLE TO REXFORD INDUSTRIAL REALTY, INC.	38,611	24,327	85,027	53,001
Less: preferred stock dividends	(2,315)	(3,637)	(4,629)	(7,273)
Less: earnings attributable to participating securities	(203)	(139)	(404)	(280)
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$36,093	$20,551	$79,994	$45,448
Net income attributable to common stockholders per share – basic	$0.22	$0.15	$0.49	$0.34
Net income attributable to common stockholders per share – diluted	$0.22	$0.15	$0.49	$0.34
Weighted-average shares of common stock outstanding – basic	164,896	134,313	162,774	132,970
Weighted-average shares of common stock outstanding – diluted	165,201	134,820	163,136	133,297

(1)Acquisition expenses for the three and six months ended June 30, 2021, have been reclassified to “Other expenses” to conform to the current period presentation.

Rexford Industrial Realty, Inc.
Same Property Portfolio Occupancy and NOI and Cash NOI
(Unaudited, dollars in thousands)

Same Property Portfolio Occupancy:
	June 30,
	2022	2021	Change (basis points)
Quarterly Weighted Average Occupancy:(1)
Los Angeles County	99.4%	98.2%	120 bps
Orange County	98.2%	98.6%	(40) bps
San Bernardino County	98.7%	99.3%	(60) bps
San Diego County	98.9%	97.3%	160 bps
Ventura County	98.5%	95.3%	320 bps
Same Property Portfolio Weighted Average Occupancy	99.1%	98.1%	100 bps

Ending Occupancy:	98.9%	98.4%	50 bps
(1)Calculated by averaging the occupancy rate at the end of each month in 2Q-2022 and March 2022 (for 2Q-2022) and the end of each month in 2Q-2021 and March 2021 (for 2Q-2021).

Same Property Portfolio NOI and Cash NOI:
	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Rental income	$102,205	$94,677	$7,528	8.0%	$202,420	$186,635	$15,785	8.5%
Property expenses	24,135	21,745	2,390	11.0%	47,992	43,001	4,991	11.6%
Same Property Portfolio NOI	$78,070	$72,932	$5,138	7.0%	$154,428	$143,634	$10,794	7.5%
Straight line rental revenue adjustment	(3,231)	(3,874)	643	(16.6)%	(5,922)	(7,727)	1,805	(23.4)%
Amortization of above/below market lease intangibles	(1,568)	(2,512)	944	(37.6)%	(3,207)	(4,889)	1,682	(34.4)%
Same Property Portfolio Cash NOI	$73,271	$66,546	$6,725	10.1%	$145,299	$131,018	$14,281	10.9%

Rexford Industrial Realty, Inc.
Reconciliation of Net Income to NOI, Cash NOI, Same Property Portfolio NOI and
Same Property Portfolio Cash NOI
(Unaudited and in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income	$40,901	$26,037	$89,801	$56,680
Add:
General and administrative	14,863	10,695	29,580	22,175
Depreciation and amortization	46,609	36,228	89,080	71,372
Other expenses	295	2	333	31
Interest expense	10,168	9,593	19,851	19,345
Loss on extinguishment of debt	877	—	877	—
Deduct:
Management, leasing and development services	130	109	293	214
Interest income	1	15	2	29
Gain on sale of real estate	—	2,750	8,486	13,610
Net operating income (NOI)	$113,582	$79,681	$220,741	$155,750
Straight line rental revenue adjustment	(8,441)	(4,840)	(15,342)	(9,039)
Amortization of above/below market lease intangibles	(6,126)	(3,386)	(11,217)	(6,098)
Cash NOI	$99,015	$71,455	$194,182	$140,613

NOI	$113,582	$79,681	$220,741	$155,750
Non-Same Property Portfolio rental income	(46,782)	(9,559)	(87,155)	(17,245)
Non-Same Property Portfolio property expenses	11,270	2,810	20,842	5,129
Same Property Portfolio NOI	$78,070	$72,932	$154,428	$143,634
Straight line rental revenue adjustment	(3,231)	(3,874)	(5,922)	(7,727)
Amortization of above/below market lease intangibles	(1,568)	(2,512)	(3,207)	(4,889)
Same Property Portfolio Cash NOI	$73,271	$66,546	$145,299	$131,018

Rexford Industrial Realty, Inc.
Reconciliation of Net Income to Funds From Operations and Core Funds From Operations
(Unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income	$40,901	$26,037	$89,801	$56,680
Add:
Depreciation and amortization	46,609	36,228	89,080	71,372
Deduct:
Gain on sale of real estate	—	2,750	8,486	13,610
Funds From Operations (FFO)	$87,510	$59,515	$170,395	$114,442
Less: preferred stock dividends	(2,315)	(3,637)	(4,629)	(7,273)
Less: FFO attributable to noncontrolling interests(1)	(4,131)	(3,256)	(7,918)	(6,390)
Less: FFO attributable to participating securities(2)	(307)	(224)	(603)	(433)
Company share of FFO	$80,757	$52,398	$157,245	$100,346

Company Share of FFO per common share – basic	$0.49	$0.39	$0.97	$0.75
Company Share of FFO per common share – diluted	$0.49	$0.39	$0.96	$0.75

FFO	$87,510	$59,515	$170,395	$114,442
Adjust:
Acquisition expenses	56	2	92	31
Loss on extinguishment of debt	877	—	877	—
Amortization of loss on termination of interest rate swaps	23	410	135	820
Core FFO	$88,466	$59,927	$171,499	$115,293
Less: preferred stock dividends	(2,315)	(3,637)	(4,629)	(7,273)
Less: Core FFO attributable to noncontrolling interest(1)	(4,169)	(3,275)	(7,962)	(6,430)
Less: Core FFO attributable to participating securities(2)	(311)	(226)	(607)	(437)
Company share of Core FFO	$81,671	$52,789	$158,301	$101,153

Company share of Core FFO per common share – basic	$0.50	$0.39	$0.97	$0.76
Company share of Core FFO per common share – diluted	$0.49	$0.39	$0.97	$0.76

Weighted-average shares of common stock outstanding – basic	164,896	134,313	162,774	132,970
Weighted-average shares of common stock outstanding – diluted	165,201	134,820	163,136	133,297
(1)Noncontrolling interests relate to interests in the Company’s operating partnership, represented by common units and preferred units (Series 1, 2 & 3 CPOP units) of partnership interests in the operating partnership that are owned by unit holders other than the Company.
(2)Participating securities include unvested shares of restricted stock, unvested LTIP units and unvested performance units.